Exhibit 99.1

Freshpet, Inc. Reports Fourth Quarter and Full Year 2020 Financial Results

Raises 2025 Growth Targets

SECAUCUS, N.J. – February 22, 2021 – Freshpet, Inc. (“Freshpet” or the “Company”) (NASDAQ: FRPT) today reported financial results for its fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Financial Highlights Compared to Prior Year Period

●	Net sales of $84.5 million, an increase of 28.5%
●	Net loss of $3.3 million, compared with prior year net income of $4.6 million
●	Adjusted EBITDA of $12.9 million, compared to $13.2 million [1]

2020 Financial Highlights Compared to Prior Year

●	Net sales of $318.8 million, an increase of 29.7%
●	Net loss of $3.2 million compared to a net loss of $1.4 million
●	Adjusted EBITDA of $46.9 million compared to $29.2 million, an increase of 60.9% [1]

“Thanks to the efforts of our dedicated team members, Freshpet has continued to weather the COVID-19 storm and produced our fourth consecutive year of accelerating growth in 2020. Clearly, our 'Feed the Growth' strategy is working and is proving that the upside potential for Freshpet continues to grow," commented Billy Cyr, Freshpet's Chief Executive Officer. "If we simply continued the rate with which pet parents have joined the Freshpet franchise over the past two years, we would greatly exceed our 2025 goal of having 8 million households feeding Freshpet to their pets. So, we are raising our 2025 household penetration target by 37% to 11 million households and in pursuit of that goal we will get the opportunity to satisfy millions more pets and pet parents. That will also enable us to raise our 2025 net sales target to $1.25 billion. To meet that higher demand, we are accelerating and increasing our capacity expansion plan. We appreciate the support of our stakeholders who are enabling this rapid growth."

Fourth Quarter 2020

Fourth quarter of 2020 net sales increased 28.5% to $84.5 million compared to $65.8 million for the fourth quarter of 2019. Net sales for the fourth quarter of 2020 were driven by continued growth in household penetration and buying rate.

Gross profit was $30.5 million, or 36.1% as a percentage of net sales, for the fourth quarter of 2020, compared to $30.3 million, or 46.0% as a percentage of net sales, in the same period last year. For the fourth quarter 2020, Adjusted Gross Profit was $38.7 million, or 45.8% as a percentage of net sales, compared to $32.3 million, or 49.1% as a percentage of net sales, in the prior year period. The decrease in Adjusted Gross Profit as a percentage of net sales was primarily due to increased processing and production cost, and beef inflation, partially offset by higher sales price realization. Adjusted Gross Profit is a Non-GAAP financial measure defined under “Non-GAAP Measures,” and is reconciled to gross profit in the financial tables that accompany this release.

Selling, general and administrative expenses (“SG&A”) were $33.6 million for the fourth quarter of 2020 compared to $25.4 million in the prior year period. As a percentage of net sales, SG&A increased slightly to 39.8% for the fourth quarter of 2020 compared to 38.6% in the fourth quarter of 2019. Adjusted SG&A for the fourth quarter of 2020 was $25.8 million, or 30.5% as a percentage of net sales, compared to $19.2 million, or 29.3% as a percentage of net sales, in the prior year period. The increase in Adjusted SG&A as a percentage of net sales was a result of increased media spend, offset by increased expense leverage on higher net sales. Adjusted SG&A is a Non-GAAP financial measure defined under “Non-GAAP Measures,” and is reconciled to SG&A in the financial tables that accompany this release.

Net loss was $3.3 million for the fourth quarter of 2020 compared to net income of $4.6 million for the prior year period. The net loss compared to the net income in the prior year was due to increased expense due to COVID-19, plant start up (including increased depreciation), beef inflation, and media spend, offset by contribution from increased net sales.

1 Adjusted EBITDA, as well as certain other measures in this release, is a non-GAAP financial measure. See "Non-GAAP Measures" for how we define these measures and the financial tables that accompany this release for reconciliations of these measure to the closet comparable GAAP measures.

Adjusted EBITDA was $12.9 million, or 15.3% as a percentage of net sales, for the fourth quarter of 2020, compared to $13.2 million, or 20.1% as a percentage of net sales, in the fourth quarter of 2019. The slight decrease in Adjusted EBITDA was a result of higher Adjusted SG&A expense, offset by higher net sales, and increased Adjusted Gross Profit. Adjusted EBITDA is a Non-GAAP financial measure defined under “Non-GAAP Measures,” and is reconciled to net loss in the financial tables that accompany this release.

Full Year 2020

Net sales increased 29.7% to $318.8 million for the full year ended December 31, 2020 compared to $245.9 million for the prior year. Net sales for the full year 2020 were driven by continued growth in household penetration and buying rate.

Gross profit was $132.9 million, or 41.7% as a percentage of net sales for 2020, compared to $114.2 million, or 46.4% as a percentage of net sales, in the same period last year. Adjusted Gross Profit was $154.1 million, or 48.3% as a percentage of net sales for 2020, compared to $121.5 million, or 49.4% as a percentage of net sales, in the prior year. The decrease in Adjusted Gross Profit as a percentage of net sales was primarily due to increased processing and production cost, and beef inflation, partially offset by higher sales price realization and a shift in sales mix.

SG&A was $134.9 million for the full year ended December 31, 2020 compared to $114.5 million in the prior year. As a percentage of net sales, SG&A decreased to 42.3% for 2020 compared to 46.6% in 2019. Adjusted SG&A for 2020 was $107.2 million, or 33.6% as a percentage of net sales, compared to $92.5 million, or 37.6% as a percentage of net sales, in the prior year period. The decrease in SG&A and Adjusted SG&A as a percentage of net sales was a result of increased expense and media leverage on higher net sales.

Net loss was $3.2 million for 2020 compared to net loss of $1.4 million for the prior year. The increase in net loss was due to increased expense due to COVID-19, plant start up (including increased depreciation), beef inflation, and media spend, offset by contribution from increased net sales.

Adjusted EBITDA was $46.9 million, or 14.7% as a percentage of net sales for 2020, compared to $29.2 million, or 11.9% as a percentage of net sales for the prior year. The increase in Adjusted EBITDA was a result of higher net sales and Adjusted Gross Profit, partially offset by increased Adjusted SG&A.

Funding Capacity Expansion

The Company plans to fund its accelerated and increased capacity expansion plan through a combination of cash on the balance sheet, availability under its credit facility or potential capital raises.

On February 19, 2021, the Company amended and restated its credit facility, entering into a $350.0 million senior credit facility (the "New Credit Facility").  This New Credit Facility includes a $300.0 million delayed draw term loan facility and a $50.0 million revolving loan facility that replaces the Company's prior $130.0 million delayed draw term loan facility and $35.0 million revolving loan facility. The New Credit Facility will mature on February 19, 2026.

"We are pleased to strengthen our liquidity position with our amended credit facility. Our increased liquidity will enable us to both expedite and increase our capacity expansion, supporting our accelerated growth plans," commented Heather Pomerantz, Freshpet's Chief Financial Officer.

As of December 31, 2020, the Company had cash and cash equivalents of $67.2 million with no long-term debt outstanding.

2021 and Long-term Outlook

For full year 2021, the Company is providing the following guidance:

•	To exceed net sales of $430 million, an increase greater than 35.0% from 2020
•	To exceed Adjusted EBITDA of $61 million, an increase greater than 30% from 2020
•	The Company is investing for growth with increased media as a percentage of net sales to its long-term target level of approximately 12%, coupled with incremental staffing in manufacturing to ensure limited short shipments as it ramps up capacity through the year.

The Company is raising its long-term guidance associated with its "Feed the Growth" 2025 strategic plan to align with its capacity expansion initiatives that are designed to meet consumer demand. The updated 2025 guidance is as follows:

•	Increasing household penetration from 8 million households to 11 million households, an increase of 37%
•	Increasing net sales from $1 billion to $1.25 billion, an increase of 25%

The Company does not provide guidance for net income, the most directly comparable GAAP measure to Adjusted EBITDA, and similarly cannot provide a reconciliation between its forecasted Adjusted EBITDA and net income without unreasonable effort due to the unavailability of reliable estimates for certain items. These items are not within the Company’s control and may vary greatly between periods and could significantly impact future financial results.

Conference Call & Earnings Presentation Webcast Information

As previously announced, today the Company will host a conference call beginning at 4:30 p.m. Eastern Time with members of its leadership team. The conference call webcast will be available live over the Internet through the "Investors" section of the Company's website at www.freshpet.com. To participate on the live call, listeners in North America may dial (877) 407-0792 and international listeners may dial (201) 689-8263.

A replay of the conference call will be archived on the Company's website and telephonic playback will be available from 7:30 p.m. Eastern Time today through March 8, 2021. North American listeners may dial (844) 512-2921 and international listeners may dial (412) 317-6671; the passcode is 13715760.

About Freshpet

Freshpet’s mission is to improve the lives of dogs and cats through the power of fresh, real food. Freshpet foods are blends of fresh meats, vegetables and fruits farmed locally and made at our Freshpet Kitchens.  We thoughtfully prepare our foods using natural ingredients, cooking them in small batches at lower temperatures to preserve the natural goodness of the ingredients. Freshpet foods and treats are kept refrigerated from the moment they are made until they arrive at Freshpet Fridges in your local market.

Our foods are available in select mass, grocery (including online), natural food, club, and pet specialty retailers across the United States, Canada and Europe. From the care, we take to source our ingredients and make our food, to the moment it reaches your home, our integrity, transparency and social responsibility are the way we like to run our business. To learn more, visit www.freshpet.com.

Connect with Freshpet:

https://www.facebook.com/Freshpet

https://twitter.com/Freshpet

http://instagram.com/Freshpet

http://pinterest.com/Freshpet

https://plus.google.com/+Freshpet

https://en.wikipedia.org/wiki/Freshpet

https://www.youtube.com/user/freshpet400

Forward Looking Statements

Certain statements in this release constitute “forward-looking” statements. These statements are based on management's current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements, including the guidance set forth herein, are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Freshpet believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are several risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including, most prominently, the risks discussed under the heading “Risk Factors” in the Company's latest annual report on Form 10-K filed with the Securities and Exchange Commission. Such forward-looking statements are made only as of the date of this release. Freshpet undertakes no obligation to publicly update or revise any forward-looking statement because of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Non-GAAP Financial Measures

Freshpet uses the following non-GAAP financial measures in its financial communications. These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies.

●	Adjusted Gross Profit
●	Adjusted Gross Profit as a % of net sales (Adjusted Gross Margin)
●	Adjusted SG&A
●	Adjusted SG&A as a % of net sales
●	EBITDA
●	Adjusted EBITDA
●	Adjusted EBITDA as a % of net sales

Adjusted Gross Profit: Freshpet defines Adjusted Gross Profit as Gross Profit before depreciation expense, plant start-up expense, COVID-19 expenses and non-cash share-based compensation.

Adjusted SG&A Expenses: Freshpet defines Adjusted SG&A as SG&A expenses before depreciation and amortization expense, non-cash share-based compensation, launch expense, equity offering expenses, net gain/loss on disposal of equipment, COVID-19 expenses and implementation and other costs associated with the implementation of an ERP system.

EBITDA and Adjusted EBITDA: EBITDA represents net income (loss) plus interest expense, income tax expense and depreciation and amortization expense, and Adjusted EBITDA represents EBITDA plus net gain/loss on disposal of equipment, non-cash share-based compensation expense, launch expenses, equity offering expenses, plant start-up expenses, COVID-19 expenses and implementation and other costs associated with the implementation of an ERP system.

Management believes that the non-GAAP financial measures are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. The non-GAAP financial measures are shown as supplemental disclosures in this release because they are widely used by the investment community for analysis and comparative evaluation. They also provide additional metrics to evaluate the Company’s operations and, when considered with both the Company’s GAAP results and the reconciliation to the most comparable GAAP measures, provide a more complete understanding of the Company’s business than could be obtained absent this disclosure. The non-GAAP measures are not and should not be considered an alternative to the most comparable GAAP measures or any other figure calculated in accordance with GAAP, or as an indicator of operating performance. The Company’s calculation of the non-GAAP financial measures may differ from methods used by other companies. Management believes that the non-GAAP measures are important to an understanding of the Company's overall operating results in the periods presented. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

CONTACT

ICR

Jeff Sonnek

646-277-1263

Jeff.sonnek@icrinc.com

FRESHPET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019
	(Dollars in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$67,247	$9,472
Accounts receivable, net of allowance for doubtful accounts	18,438	18,581
Inventories, net	19,119	12,542
Prepaid expenses	3,378	3,276
Other current assets	914	10,453
Total Current Assets	109,096	54,324
Property, plant and equipment, net	281,073	165,288
Deposits on equipment	3,710	3,601
Operating lease right of use assets	7,866	9,154
Equity method investment	27,894	—
Other assets	4,749	3,759
Total Assets	$434,388	$236,126
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,452	$18,668
Accrued expenses	15,371	22,133
Current operating lease liabilities	1,298	1,185
Total Current Liabilities	$33,121	$41,986
Long term debt	—	54,466
Long term operating lease liabilities	7,098	8,409
Total Liabilities	$40,219	$104,861
STOCKHOLDERS' EQUITY:
Common stock — voting, $0.001 par value, 200,000,000 shares authorized, 40,732,409 issued and 40,718,240 outstanding on December 31, 2020, and 36,162,433 issued and 36,148,264 outstanding on December 31, 2019	41	36
Additional paid-in capital	600,388	334,299
Accumulated deficit	(205,924)	(202,735)
Accumulated other comprehensive income (loss)	(80)	(79)
Treasury stock, at cost — 14,169 shares on December 31, 2020 and on December 31, 2019	(256)	(256)
Total Stockholders' Equity	394,169	131,265
Total Liabilities and Stockholders' Equity	$434,388	$236,126

FRESHPET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(Unaudited)
	(Dollars in thousands except share and per share data)
NET SALES	$84,522	$65,752	$318,790	$245,862
COST OF GOODS SOLD	53,989	35,502	185,880	131,665
GROSS PROFIT	30,533	30,250	132,910	114,197
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	33,635	25,375	134,908	114,450
INCOME (LOSS) FROM OPERATIONS	(3,103)	4,876	(1,998)	(253)
OTHER INCOME/(EXPENSES):
Other Income/(Expenses), net	17	146	87	5
Interest Expense	(212)	(302)	(1,212)	(991)
	(195)	(156)	(1,125)	(986)
INCOME (LOSS) BEFORE INCOME TAXES	(3,298)	4,720	(3,123)	(1,239)
INCOME TAX EXPENSE	-	86	65	144
INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(3,298)	$4,633	$(3,188)	$(1,383)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in foreign currency translation	$(42)	$96	$(1)	$(48)
TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	(42)	96	(1)	(48)
TOTAL COMPREHENSIVE INCOME (LOSS)	$(3,340)	$4,730	$(3,189)	$(1,430)
NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
-BASIC	$(0.08)	$0.13	$(0.08)	$(0.04)
-DILUTED	$(0.08)	$0.12	$(0.08)	$(0.04)
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING USED IN COMPUTING NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
-BASIC	40,668,963	36,115,518	39,757,660	35,950,117
-DILUTED	40,668,963	37,359,970	39,757,660	35,950,117

FRESHPET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended
	December 31,
	2020	2019	2018
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(3,188)	$(1,383)	$(5,361)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Provision for loss/(gains) on accounts receivable	(23)	15	(15)
Loss on disposal of equipment	1,805	787	142
Share-based compensation	10,925	7,834	6,808
Inventory obsolescence	232	113	99
Depreciation and amortization	21,125	15,922	14,068
Amortization of deferred financing costs and loan discount	834	211	115
Changes in operating assets and liabilities:
Accounts receivable	166	(8,019)	410
Inventories	(6,808)	(3,338)	702
Prepaid expenses and other current assets	9,437	(11,969)	174
Operating lease right of use	1,289	432	—
Other assets	(719)	118	(262)
Accounts payable	(5,922)	2,777	195
Accrued expenses	(6,762)	13,082	1,531
Other lease liabilities	(1,198)	(265)	(31)
Net cash flows from operating activities	21,193	16,317	18,575
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investments	(20,000)	—	—
Proceeds from maturities of short-term investments	20,000	—	—
Investments in equity method investment	(27,894)	—	-
Acquisitions of property, plant and equipment, software and deposits on equipment	(134,568)	(70,633)	(16,274)
Net cash flows used in investing activities	(162,462)	(70,633)	(16,274)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common shares issued in primary offering, net of issuance cost	252,062	—	—
Proceeds from exercise of options to purchase common stock	5,441	4,460	3,325
Tax withholdings related to net shares settlements of restricted stock units	(2,568)	(1,295)	(256)
Proceeds from borrowings under Credit Facilities	20,933	72,291	6,000
Repayment of borrowings under Credit Facilities	(76,000)	(18,500)	(6,000)
Financing fees paid in connection with borrowings	(824)	(723)	—
Net cash flows provided by financing activities	199,044	56,234	3,069
NET CHANGE IN CASH AND CASH EQUIVALENTS	57,775	1,917	5,370
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	9,472	7,554	2,184
CASH AND CASH EQUIVALENTS, END OF PERIOD	$67,247	$9,472	$7,554

FRESHPET, INC. AND SUBSIDIARIES

RECONCILIATION BETWEEN GROSS PROFIT AND ADJUSTED GROSS PROFIT

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(Dollars in thousands)
Gross Profit	$30,533	$30,250	$132,910	$114,197
Depreciation expense	3,153	1,616	9,576	6,370
Plant start-up expense (a)	2,942	—	5,962	—
Non-cash share-based compensation	707	414	2,132	922
COVID-19 expense (b)	1,340	—	3,497	—
Adjusted Gross Profit	$38,675	$32,279	$154,077	$121,489
Adjusted Gross Profit as a % of Net Sales	45.8%	49.1%	48.3%	49.4%

(a)	Represents additional operating costs incurred in connection with the start-up of our new manufacturing lines as part of the Freshpet Kitchens expansion projects.
(b)

Represents COVID-19 expenses including (i) costs incurred to protect the health and safety of our employees during the COVID-19 pandemic, (ii) temporary increased compensation expense to ensure continued operations during the pandemic, and (iii) costs to mitigate potential supply chain disruptions during the pandemic, included in cost of goods sold.

FRESHPET, INC. AND SUBSIDIARIES

RECONCILIATION BETWEEN SG&A EXPENSES AND ADJUSTED SG&A EXPENSES

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(Dollars in thousands)
SG&A expenses	$33,635	$25,375	$134,908	$114,450
Depreciation and amortization expense	3,026	2,598	11,549	9,551
Non-cash share-based compensation	2,407	1,714	8,793	6,912
Launch expense (a)	1,019	1,228	3,421	4,563
Loss on disposal of equipment	505	649	1,805	649
Equity offering expenses (b)	—	(47)	58	302
Enterprise Resource Planning (c)	852	—	1,682	—
COVID-19 expense (d)	74	—	357	—
Adjusted SG&A Expenses	$25,753	$19,233	$107,243	$92,473
Adjusted SG&A Expenses as a % of Net Sales	30.5%	29.3%	33.6%	37.6%

(a)

Represents new store marketing allowance of $1,000 for each store added to our distribution network, as well as the non-capitalized freight costs associated with Freshpet Fridge replacements. The expense enhances the overall marketing spend to support our growing distribution network.

(b)	Represents fees associated with public offerings of our common stock.
(c)	Represents implementation and other costs associated with the implementation of an ERP system.
(d)

Represents COVID-19 expenses including (i) costs incurred to protect the health and safety of our employees during the COVID-19 pandemic, (ii) temporary increased compensation expense to ensure continued operations during the pandemic, and (iii) costs to mitigate potential supply chain disruptions during the pandemic, included in SG&A.

FRESHPET, INC. AND SUBSIDIARIES

RECONCILIATION BETWEEN NET INCOME (LOSS) AND ADJUSTED EBITDA

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(Dollars in thousands)
Net income (loss)	(3,298)	$4,633	$(3,188)	$(1,383)
Depreciation and amortization	6,179	4,214	21,125	15,921
Interest expense	212	302	1,211	991
Income tax expense	—	87	65	144
EBITDA	$3,093	$9,236	$19,213	$15,673
Loss on disposal of equipment	505	649	1,805	787
Non-cash share-based compensation	3,114	2,128	10,925	7,834
Launch expense (a)	1,019	1,228	3,421	4,563
Plant start-up expenses (b)	2,942	—	5,962	—
Equity offering expenses (c)	—	(47)	58	302
Enterprise Resource Planning (d)	852	—	1,682	—
COVID-19 expense (e)	1,414	—	3,854	—
Adjusted EBITDA	$12,939	$13,194	$46,920	$29,159
Adjusted EBITDA as a % of Net Sales	15.3%	20.1%	14.7%	11.9%

(a)

Represents new store marketing allowance of $1,000 for each store added to our distribution network, as well as the non-capitalized freight costs associated with Freshpet Fridge replacements. The expense enhances the overall marketing spend to support our growing distribution network.

(b)	Represents additional operating costs incurred in connection with the start-up of our new manufacturing lines as part of the Freshpet Kitchens expansion projects.
(c)	Represents fees associated with public offerings of our common stock.
(d)	Represents implementation and other costs associated with the implementation of an ERP system.
(e)

Represents COVID-19 expenses including (i) costs incurred to protect the health and safety of our employees during the COVID-19 pandemic, (ii) temporary increased compensation expense to ensure continued operations during the pandemic, and (iii) costs to mitigate potential supply chain disruptions during the pandemic.